Exhibit 10.12
Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRSTSUN CAPITAL BANCORP 2021 LONG-TERM INCENTIVE PLAN
1.    Establishment of Plan. FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and its wholly-owned subsidiary, Sunflower Bank, N.A., a national banking association (the “Bank”) hereby establish this FirstSun Capital Bancorp 2021 Long-Term Incentive Plan (the “Plan”). The Plan is intended to qualify as a “top-hat” plan under ERISA that is unfunded and provides benefits only to a select group of management or highly compensated employees of FirstSun or the Bank.
2.    Purpose of Plan. The purpose of the Plan is to provide FirstSun and the Bank with a means of attracting and retaining highly-qualified key management employees and aligning the interests of those employees with the financial success of FirstSun and the Bank.
3.    Definitions. Capitalized terms shall have the meanings set forth in Appendix A. Additional defined terms are included within the Plan.
4.    Eligibility and Grant. Eligible FirstSun Employees and Eligible Bank Employees may be granted Awards under the Plan, from time to time as determined by the CEO. Each grant of Awards shall be evidenced by an Award Agreement. A Participant shall not receive any further Award once the Participant ceases to be an Employee; provided, however, such Participant shall continue to be entitled to his or her previously granted Awards until the occurrence of a forfeiture or settlement under Section 8.
5.    Award Agreement. Each grant of Awards to a Participant shall be evidenced by an Award Agreement (in paper or electronic form), which shall set forth the Target Value and such other terms and conditions as determined by the CEO. The terms of an Award Agreement, including the Target Value and the vesting schedule, may vary for each Participant.
6.    Vesting. Unless the applicable Award Agreement provides otherwise, the Participant shall become one-hundred percent (100%) vested in his or her Award on the third (3rd) anniversary of the Grant Date if the Participant remains an Employee through such date, or if earlier, the Participant shall become vested, pro-rata, in his or her Award upon the earliest to occur of the following events:
(a)Retirement,
(b)death,
(c)termination as an Employee due to Disability,
(d)involuntary termination as an Employee without Cause,
(e)consummation of a Change in Control, provided that if the Participant’s Award is continued by FirstSun or the Bank or assumed by the purchaser on substantially similar terms as set forth in the Participant’s Award Agreement, this event shall only be triggered if the Participant involuntarily terminates as an Employee without Cause within twelve
(12) months following such Change in Control.
Pro-rata vesting shall be based upon the number of whole one-year periods following the Grant Date that the Participant remained an Employee (e.g., if the Participant ceases being an Employee after more than one (1), but less than two (2) complete years, the Participant shall become 33.33% vested upon his or her termination).

In all events, the Employee must be in good standing, as determined by the CEO in his or her sole discretion, as of the applicable vesting date in order to vest.
On the date a Participant ceases being an Employee for any reason, any portion of the Participant’s Account that does not vest shall be immediately forfeited.

7.    Award Value. The Realized Value of a Participant’s Award shall be determined by the CEO as of the end of the Performance Period or, if earlier, the applicable vesting date using the most recent Bank Performance, Team Performance and Individual Performance, if any. The Realized Value of a Participant’s Award shall be calculated as follows:

(Target Value x Bank Performance) x (Individual Performance + Team Factor)
Each of the above factors, other than Target Value, used to calculate Realized Value may be expressed either as a percentage, such as 25%, or numerically, such as 0.25, and will be determined as follows:
“Target Value” means the expected future value of the Award if target Bank performance levels are achieved, which shall be specified in the applicable Award Agreement.
“Bank Performance” means the value calculated using the financial metrics designated by the Board, which are set forth in the following table and measure the actual performance of FirstSun over the Performance Period (or portion thereof). Each metric will be determined by the Board in good faith, in most cases annually on the last day of each fiscal year or in such more frequent intervals as may be determined in the discretion of the Board, and considering such factors as it deems appropriate. Each metric has been assigned a weighting indicating the proportion of that metric to be used in the overall calculation of Bank Performance.

Financial Metric	Weighting	50% Threshold	100% Target	150% Stretch	Explanation
Cumulative Revenue	35%	[*****]	[*****]	[*****]	Cumulative net interest income plus “non-interest income” over the Performance Period.
Fee Income / Revenue	25%	[*****]	[*****]	[*****]	Cumulative “non-interest income” over the Performance Period divided by Cumulative Revenue.[1]
Return on Assets	25%	[*****]	[*****]	[*****]	Average of each fiscal year’s “net income” divided by “average assets” for the Performance Period.
Compound TBV Growth	15%	[*****]	[*****]	[*****]	Tangible book value (not per share) growth from the beginning of the Performance Period to the end using an annual rate of return calculation.
Achievement of the performance metrics set forth in the table above during the Performance Period will determine the value that is assigned to Bank Performance, which shall be one of the following:

1 “Non-interest income” shall exclude extraordinary items, such as gains and losses on securities and OREO.

“Threshold” means the minimum financial performance achieved by FirstSun, which will be assigned a value of 50% (0.50) for purposes of calculating Bank Performance. Financial performance above Threshold but below Target shall be assigned a value of 0.50.
“Target” means the minimum financial performance achieved by FirstSun, which will be assigned a value of 100% (1.00) or greater, for purposes of calculating Bank Performance. Achievement of the performance metrics above Target but below Stretch shall be interpolated between the two levels and converted into numerical form to two hundredths.
“Stretch” means the minimum financial performance achieved by FirstSun, which will be assigned a value of 150% (1.50), for purposes of calculating Bank Performance. Financial performance above Stretch shall be assigned a value of 1.50.
Bank Performance may be estimated periodically during the Performance Period but will not be deemed final until the Board (or its delegate), in its sole discretion, has approved the calculation.
“Individual Performance” means the value, which shall be no less than zero, determined by the CEO in his or her sole discretion, which shall reflect the Participant’s contribution to the Company’s overall performance and efforts in building a sustainable growth company over the Performance Period.
“Team Factor” means the percentage used to calculate the Realized Value, which for the 2021 Plan shall be 50% (0.50) for purposes of calculation.
8.    Adjustments to Bank Performance.
8.1    Credit Risk Profile Deterioration. The Board, in its sole discretion, has the ability to reduce Bank Performance by up to 50% if the credit risk profile of FirstSun or the Bank deteriorates. The Board will evaluate the credit profile by comparing FirstSun to a group of peers that as of the beginning of the Performance Period all have a ratio of “non-performing assets” to the summation of “total loans” plus “other real estate owned” (“NPA/Loans+OREO”), all of which are defined by regulatory reporting guidelines, of less than 2% (“Peer Group”). In the event that FirstSun’s NPA/Loans+OREO exceed 2% or the 75th percentile of this Peer Group at the end of the Performance Period, or such earlier period in the event of earlier settlement of the Account, the Board, in its sole discretion, will determine the amount, if any, by which it will reduce Bank Performance. The Board shall designate the Peer Group and make such adjustments to the Peer Group as the Board determines, in its sole discretion, is necessary or advisable from time to time (e.g., if a member of the Peer Group is acquired or otherwise ceases to exist).
8.2    Financial Performance Target Adjustments. While FirstSun has been pursuing organic growth as its primary strategy in recent years, the possibility remains that, during the Performance Period, there may be merger and acquisition activity or other similar corporate restructurings or other activities that do not result in a Change in Control. In this event, the financial metrics used to determine Bank Performance could be impacted positively or negatively, and the Board may make such equitable adjustments following the closing of such transaction to the threshold, target and stretch performance levels used in determining Bank Performance as it determines, in its sole discretion, are necessary or advisable to preserve the original intent of the Award and avoid material dilution or enlargement of an Award. All such adjustments shall be conclusive, final and binding for all purposes under the Plan.
9.    Award Payout.
9.1    Normal Payout Timing. Subject to Sections 9.2 and 9.3 below, payment of the Realized Value of a Participant’s Award (or portion thereof) that vests shall be made in one (1) lump sum cash payment within forty-five (45) days after the applicable vesting date, provided that the Participant remains an Employee through the payment date or earlier ceases being an Employee because of the Participant’s Retirement, death, or Disability.
9.2    Deferral Election. A Participant who is eligible to participate in the Deferred Compensation Plan may elect to defer any payments made under this Plan pursuant to such Deferred Compensation Plan, provided that the Participant has elected to defer such payments by filing a written election with Human Resources prior to the Grant Date (or for new Participants, within 30 days following the Grant Date in accordance with Code Section 409A) or as otherwise required by such Deferred Compensation Plan. Any deferral election and eventual payment of the deferred amount is subject to the terms and conditions of the Deferred Compensation Plan.
9.3    Permitted Delays. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise),
(a)    If the vesting trigger is a Change in Control, the Board may choose, in its sole discretion and in accordance with Code Section 409A, to settle the Participant’s vested Awards on the same schedule and in the same proportions as FirstSun or its selling shareholders receive consideration for the sale of the assets or stock in connection with the Change in Control (including any delayed payment which is placed in escrow or otherwise held back), and
(b)    Unless otherwise permitted by Code Section 409A, if the Participant is a “specified employee” for purposes of Code Section 409A at the time of his or her termination as an Employee, no distribution or payment of any amount under this Plan that is triggered by such termination shall be made before the first (1st) day of the seventh (7th) month following such termination or, if earlier, the date of the Participant’s death. All settlements under this Plan that are delayed pursuant to this paragraph shall be paid on the first (1st) day of such seventh (7th) month and all remaining payments shall be paid at their originally scheduled time.
10. Forfeiture/Clawback Events.
10.1    Termination of Employment/Violation of Award Terms. Notwithstanding any other Plan provision contained herein, the Participant’s Account shall be immediately forfeited if: (a) the Participant is no longer an Employee due to a termination for Cause; or (b) the Participant violates any of the material terms of his or her Award Agreement.
10.2    Confidentiality. As a condition to the granting and vesting of an Award, the Participant agrees to keep confidential all information and knowledge that the Participant has relating to the terms and conditions of the Award, except that which has been disclosed in any public filings required by law; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. Any violation of this condition will result in forfeiture of the entire Award and the obligation of the Participant to repay any amounts already settled under the Award.
10.3    Clawbacks. All payments under the Plan will be subject to clawback, recovery, or recoupment, as determined by the Board, in its sole discretion, (a) as provided in FirstSun or the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by FirstSun or the Bank from time to time and applicable to all officers on substantially the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any applicable stock exchange, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, federal banking law or other applicable law, (c) to the extent that the Board determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to FirstSun or the Bank, or the Participant’s termination as an Employee is for Cause, and/or (d) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies).
11. Plan Administration.
11.1    Administration. Except where specific authority is granted in the Plan to a CEO, the Plan shall be administered by the Board of FirstSun, which shall have the authority to: (a) construe and interpret the Plan and apply its provisions; (b) promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (c) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (d) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and (e) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. The determinations of the Board need not be uniform and any such determinations may be made selectively among Participants. All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on FirstSun, the Bank, the Participants and all other persons.
11.2    CEO Awards. To the extent that a CEO has been granted Awards under the Plan, all decisions and determinations with respect to the CEO’s Awards shall be made by the Board upon the recommendations of the Compensation Committee of the Board.
11.3    Indemnification. No member of the Board, or any designee, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan, except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties.
12.    Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to Awards previously granted hereunder, unless such changes are required by law; and provided, further, that no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met.
13.    Miscellaneous.
13.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue as an Employee or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate the Participant’s employment or service at any time, with or without notice, and with or without Cause.
13.2    Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of FirstSun or the Bank.
13.3    Tax Withholding. FirstSun and the Bank shall have the right to deduct from any amounts otherwise payable under the Plan or by FirstSun or the Bank any federal, state, local, or other applicable taxes required to be withheld and any other legally-authorized wage deductions.

13.4    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Colorado, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).
13.5    Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, FirstSun and the Bank make no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A. Each Participant is fully responsible for any and all taxes or other amounts imposed by Code Section 409A. For purposes of Code Section 409A, any installment payments that become due hereunder shall be treated as separate payments. If any payment of nonqualified deferred compensation becomes payable as a result of a termination as an Employee, any payment timing shall be computed based on the date the Participant incurs a “separation from service” as defined in Treasury Regulations section 1.409A-1(h).
13.6    Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of FirstSun or the Bank (as applicable) and no separate fund shall be established to secure payment. To the extent that any person acquires a right to receive payment from FirstSun or the Bank under the Plan, such right shall be no greater than the right of any unsecured general creditor. Awards do not constitute issued and outstanding shares of stock for any corporate purposes and do not confer on the Participant any voting rights or the right to receive dividends.
13.7    Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive any amounts that become payable with respect to the Participant’s Awards in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the CEO and shall be effective only when filed by the Participant in writing with the CEO (or his or her designee) during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.
13.8    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 13.7).
13.9    Expenses. The costs of administering the Plan shall be paid by FirstSun and the Bank, subject to such allocation as determined by the Board.
13.10    Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
13.11    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, FirstSun Capital Bancorp and Sunflower Bank, N.A. have adopted this Plan as of the Effective Date.
FIRSTSUN CAPITAL BANCORP SUNFLOWER BANK, N.A.

By: /s/ Mollie Carter By: /s/ Neal Arnold

Name: Mollie Carter Name: Neal Arnold

Title: CEO Title: President

APPENDIX A

DEFINED TERMS

“Award” means an unfunded, unsecured promise by FirstSun or the Bank to pay the Realized Value, calculated as described in Section 7 of this Plan and subject to the terms and conditions of this Plan. The value assigned to each Participant’s Award shall be calculated as described in Section 7.
“Award Agreement” means a written (electronic or paper) agreement between FirstSun or the Bank (as applicable) and a Participant that specifies the Target Value of the Participant’s Award and any additional terms as described in Section 5.
“Bank” means Sunflower Bank, N.A., a national banking association.
“Bank Performance” is defined in Section 7.
“Board” means the Board of Directors of FirstSun.
“Cause” means: (a) falsification of any employment or other records of FirstSun, the Bank, or either of their affiliates; (b) negligent, reckless or knowing improper disclosure of the confidential or proprietary information of FirstSun, the Bank, or either of their affiliates; (c) theft, dishonesty or any other similar action by the Participant which in each case has a material detrimental effect on the reputation or business of FirstSun, the Bank, or either of their affiliates; (d) willful misconduct or failure by the Participant to abide by the material policies of FirstSun, the Bank, or either of their affiliates (including, without limitation, policies relating to confidentially and reasonable workplace conduct) after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such misconduct or failure; (e) the Participant’s failure or inability to perform any assigned duties after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such failure or inability, provided that such assigned duties are consistent with Participant’s position with FirstSun or the Bank; (f) the Participant’s conviction (including any plea of guilty or no contest) of any criminal act that impairs the Participant’s ability to perform his or her duties; (g) the Participant’s arrest for a felony involving violence or conviction of a crime involving fraud, deceit, or perjury; or (h) such other events as shall be determined in good faith by the CEO. The CEO shall have sole discretion to determine whether Cause exists and his or her determination shall be final and binding on the Company, the Participant and all other interested persons.
“Change in Control” means the first (and only the first) to occur of any transaction or series of transactions in which one or more independent third parties acquire (whether by merger, consolidation, sale, transfer or exchange):
(a)capital stock of FirstSun possessing the voting power to elect a majority of the directors serving on the board of directors of FirstSun,
(b)over fifty percent (50%) of the value of issued and outstanding shares of capital stock of FirstSun, or
(c)all of substantially all of the assets of FirstSun (determined on a consolidated basis);

provided, however, that a “Change of Control” must also qualify as a “change in the ownership or effective control” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun; and provided further, that a Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of FirstSun immediately prior to the transaction hold at least fifty percent (50%) of the outstanding voting securities of the successor company immediately after the transaction; (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by FirstSun or any successor company, or indebtedness of FirstSun is cancelled or converted, or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of FirstSun’s assets to a majority-owned subsidiary company; or (iv) a transaction undertaken for the principal purpose of an internal reorganization.
“Chief Executive Officer” (or “CEO”) means (a) as to any Award granted to an Eligible FirstSun Employee, the CEO of FirstSun, or (b) as to any Award granted to an Eligible Bank Employee, the CEO of the Bank. Where an Award has been granted to a CEO, decisions normally made by the “CEO” with respect to such Award shall be made by the Board as described in Section 11.2.
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance issued thereunder.
“Deferred Compensation Plan” means the FirstSun Capital Bancorp Deferred Compensation Plan.
“Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of FirstSun or the Bank.
“Effective Date” means April 1, 2021, the effective date of the Plan.
“Eligible Bank Employee” means a key management or highly compensated Employee of the Bank who is designated by the Bank’s CEO as eligible to participate in the Plan.
“Eligible FirstSun Employee” means a key management or highly compensated Employee of FirstSun who is designated by FirstSun’s CEO as eligible to participate in the Plan.
“Employee” means any person employed by FirstSun or the Bank, as evidenced by payroll records.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance issued thereunder.
“FirstSun” means FirstSun Capital Bancorp, a Delaware corporation.
“Grant Date” means the date as of which a Participant is granted an Award pursuant to the Plan, which shall be stated in the Award Agreement.
“Participant” means an Eligible FirstSun Employee or Eligible Bank Employee who has received an Award under the Plan. An Eligible FirstSun Employee or Eligible Bank Employee becomes a Participant upon such Eligible Employee’s acknowledgement, execution and delivery to FirstSun or the Bank of an Award Agreement and ceases being a Participant upon settlement of amounts due pursuant to his or her vested Award.

“Performance Period” means the fiscal years 2021 through 2023 over which the various factors used to determine the Realized Value of a Participant’s Award, as described in Section 7, are measured.
“Plan” means this FirstSun Capital Bancorp 2021 Long-Term Incentive Plan, as amended from time to time.
“Realized Value” is defined in Section 7. Based on the level of Individual Performance achieved by each Participant, the final Realized Value per Award will vary among Participants, even if their Target Value is similar. However, the sum total of the Realized Value among all Participants shall be no greater than the sum total of the Target Value for all Participants multiplied by Bank Performance at the conclusion of the Performance Period.
“Retirement” means the Participant ceases being an Employee after attaining age sixty (60), provided the Participant (a) has provided the CEO with at least twelve (12) months’ advance written notice of retirement (or a lesser period with the approval of the CEO), or (b) has been involuntarily terminated without Cause.
“Target Value” is defined in Section 7.